Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s Second-Quarter Diluted Earnings per Share
Rise 17% to $0.55 per Diluted Share

Company Updates EPS Range to $3.00 - $3.15,

With Expectations In Top Half of Range

Second-Quarter Performance Summary
(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Sept. 1, 2007	Aug. 26, 2006
Revenue	$8,750	$7,603
Comparable store sales % gain[1]	3.6%	3.7%
Gross profit as % of revenue	24.4%	25.0%
SG&A as % of revenue	19.9%	20.7%
Operating income	$401	$330
Operating income as % of revenue	4.6%	4.3%
Net earnings	$250	$230
Diluted EPS	$0.55	$0.47

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

MINNEAPOLIS, Sept. 18, 2007 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $250 million, or $0.55 per diluted share, for its fiscal second quarter ended on Sept. 1, 2007. The leading consumer electronics retailer’s diluted earnings per share increased 17 percent, compared with $0.47 per diluted share, or $230 million, for the prior-year second quarter, reflecting strong international results, revenue from new store openings and disciplined spending. The mean analyst earnings estimate for the second quarter was $0.44 per diluted share.

Second-Quarter Highlights

•                  Earnings per diluted share for the second quarter grew 17 percent, fueled by continued customer interest in computing, home theater and video gaming experiences. Operating income grew 22 percent, driven by revenue growth and a 25-basis-point improvement in the operating income rate for the second quarter.

•                  Total revenue for the second quarter increased by 15 percent to $8.8 billion, compared with $7.6 billion for the prior year’s period. The rise in revenue was driven by new U.S. store openings, strong growth in the international segment and a company comparable store sales gain of 3.6 percent. The company’s domestic and international segments reported comparable store sales gains of 1.7 percent and 16.3 percent, respectively.

•                  The gross profit rate declined by 60 basis points, compared with the prior year’s period. The change was principally due to the addition of the China business (which carries a lower gross profit rate) and increased revenue from low-margin computers and video gaming hardware. These declines were partially offset by year-over-year margin gains in the home theater business. However, compared to the 150-basis-point decline in the fiscal first-quarter, the gross profit rate decline improved significantly, reflecting more effective promotions and solid retail execution.

•                  Best Buy’s selling, general and administrative (SG&A) expense rate improved by 80 basis points in the second quarter, compared with the prior year’s second-quarter rate. The improvement was attributed to leverage on revenue growth in Canada, the addition of the lower-cost operating model in China and continued improvements to the operating model in the U.S. business.

“We’re pleased with the strong outcome that our dedicated employees delivered for the quarter,” said Brad Anderson vice chairman and CEO of Best Buy. “Our results were better than we expected, as we continued to adapt to the marketplace and changes in customer needs.”

Second Quarter Brings Top-Line Growth Coupled With Continued Prudent Spending

For its fiscal 2008 second quarter, Best Buy’s revenue increased 15 percent to $8.8 billion, compared with revenue of $7.6 billion for the second quarter of fiscal 2007. The revenue increase reflected the net addition of 113 new stores in the past 12 months and a comparable store sales gain of 3.6 percent for the second quarter. The comparable store sales gain was led by notebook computers, flat-panel TVs and video gaming. Best Buy also noted that consumers continued to make more purchases online, as the company continued to add features and capabilities to its Web sites. Total second-quarter online revenue grew more than 20 percent, as compared with the same quarter of the prior year.

The gross profit rate for the second quarter was 24.4 percent of revenue, a decrease from a gross profit rate of 25.0 percent of revenue for the prior-year second quarter. The 60-basis-point decline was primarily driven by the geography and product revenue mix. The company’s operations in China accounted for more than 30 basis points of the decline. As expected, the continued shift in the mix of the business toward notebook computers and video gaming hardware added to the decline in the gross profit rate. These declines were partially offset by improvements in the home theater margin for the quarter.

Best Buy’s SG&A expense rate was 19.9 percent of revenue for the second quarter, compared with 20.7 percent of revenue for the prior year. The year-over-year improvement in the SG&A rate was primarily due to leverage on the strong revenue growth and disciplined spending in Canada, as well as the inclusion of a full quarter of operations from the stores in China. The U.S. business also drove 30 basis points of SG&A rate improvement as it delivered productivity gains, supported by improvements in the labor model.

The company reported operating income of $401 million, which represents a 22-percent improvement, compared with operating income of $330 million for the second quarter last year. Best Buy also reported an operating income rate of 4.6 percent, a 25-basis-point improvement from the same period last year.

Darren Jackson, Best Buy’s executive vice president of finance and CFO, who also heads up the company’s emerging growth businesses, said, “We are navigating well in a challenging consumer environment. We’re very pleased to see operating income rate expansion for the quarter, including less deterioration in the U.S. gross profit rate.”

Company Updates Fiscal 2008 Diluted EPS Outlook to Range of $3.00 to $3.15

“Our revenue growth matched our expectations for the first half and is on track for the fiscal year,” Jackson said. He added, “Our international results as well as our gross profit rate were modestly better than we expected for the second quarter. Given our better-than-expected results and our expectations for the remainder of the year, we are raising the bottom end of our annual guidance range. Our optimism is balanced by the fact that approximately 70 percent of our annual earnings are still ahead of us in a volatile macroeconomic environment. Our current momentum and expectations for the second half of the year leads us to believe that our earnings will finish in the upper half of our new guidance range of $3.00 to $3.15 per diluted share. Given our 3.3-percent comparable store sales gain year-to-date and our outlook for the remainder of the year, we anticipate that our fiscal year comparable store sales gain will be near the midpoint of our range of 3 percent to 5 percent. Our market share has never been higher, and we are entering the holiday season with a lot of consumer interest in key categories such as home theater, video gaming, computing and mobile navigation. As previously announced, we expect SG&A rate improvements to more than offset gross profit rate declines for the balance of the year. As a result, we continue to anticipate nominal operating income rate improvement for the fiscal year.”

Domestic Segment Produces Higher Operating Income

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Sept. 1, 2007	Aug. 26, 2006 (As Adjusted1)	Sept. 1, 2007	Aug. 26, 2006 (As Adjusted1)
Revenue	$7,234	$6,621	$13,938	$12,783
Comparable store sales % gain[2]	1.7%	3.0%	1.7%	3.8%
Gross profit as % of revenue	25.1%	25.4%	24.9%	25.5%
SG&A as % of revenue	20.2%	20.5%	20.4%	20.3%
Operating income	$358	$330	$628	$664
Operating income as % of revenue	5.0%	5.0%	4.5%	5.2%

1 Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs previously reported as part of the domestic segment in fiscal 2007.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

Best Buy’s domestic segment—principally comprised of U.S. Best Buy, U.S. Geek Squad, Pacific Sales and Magnolia Audio Video results—reported second-quarter operating income of $358 million, an increase of 8 percent, compared with the prior year’s period.

The quarter’s domestic revenue totaled $7.2 billion, an increase of 9 percent. The revenue increase included the opening of new stores, a comparable store sales gain of 1.7 percent and the acquisition of Speakeasy, a broadband voice, data and IT service provider to small businesses. Pacific Sales, a retailer of high-end home improvement products, contributed revenue of $73 million during the quarter and posted a modest comparable store sales decline amid a soft housing market. The domestic segment revenue results were bolstered by growth in online revenue of 22 percent.

The segment’s second-quarter operating income rate was unchanged, on a year-over-year basis. The stability reflected revenue growth and solid SG&A performance, offset by pressure on the gross profit rate. Domestic expense improvements reflected in-store productivity gains, which were primarily related to operating model improvements. The domestic segment also improved the home theater gross profit rate, year over year, due to more effective pricing and solid retail execution. These gross profit rate gains were offset by the negative mix effect of growth in lower-margin computing and video gaming products.

Brian Dunn, Best Buy’s president and COO, said, “We believe we gained market share in a very challenging environment. That gives us positive momentum for the back half of the year. It also shows that our customers are giving us credit for the work we’re doing to understand their unique, unmet needs - and serve them better as a result.”

International Segment Posts Sharply Higher Operating Income

International Performance Summary

/(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Sept. 1, 2007	Aug. 26, 2006 (As Adjusted1)	Sept. 1, 2007	Aug. 26, 2006 (As Adjusted1)
Revenue	$1,516	$982	$2,739	$1,779
Comparable store sales % gain[2]	16.3%	9.3%	14.7%	8.3%
Gross profit as % of revenue	21.2%	22.1%	20.6%	22.7%
SG&A as % of revenue	18.4%	22.1%	19.2%	22.5%
Operating income	$43	$0	$39	$3
Operating income as % of revenue	2.9%	0.0%	1.4%	0.2%

1 Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs previously reported as part of the domestic segment in fiscal 2007.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

Best Buy’s international segment generated second-quarter operating income of $43 million, compared with breakeven results in the prior year’s period. The segment is principally comprised of Future Shop, Best Buy and Geek Squad operations in Canada, as well as Five Star, Best Buy and Geek Squad operations in China.

International revenue rose to $1.5 billion, an increase of 54 percent. The Canadian revenue increase reflected a comparable store sales gain of 16.3 percent, favorable foreign-currency exchange rates and the impact of new store openings. Both the Future Shop brand and Best Buy brand posted double-digit comparable store gains in Canada as they provide unique experiences and solutions for their respective customers. The revenue increase also reflected the inclusion of a full quarter of operations from Five Star stores, versus only 22 days of results in the prior year’s quarter from Five Star, which was acquired in June 2006.

The international gross profit rate declined by 90 basis points, due to the inclusion of a full period’s results from Five Star, which carries a lower gross profit rate. The SG&A rate, however, improved by 370 basis points, including results from the lower-cost business in China, as well as leverage on significant revenue gains and expense discipline, particularly in Canada. The company continued to invest in its international capabilities, including further preparations for new stores in China, Turkey and Mexico, which are expected in the next 12 to 18 months.

Robert Willett, CEO of Best Buy International and Chief Information Officer, commented, “I’d like to congratulate the teams in China and Canada for the significant improvements they delivered this quarter. In addition, I am pleased with the progress of our supply chain and technology teams, who are enabling both today’s results as well as future capabilities. We hope to apply to our portfolio of countries whatever we learn in any individual country. We also believe that consumers are responding to our differentiated customer experience.”

Notebook Computers, Flat-Panel TVs and Gaming Lead Performance

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Sept. 1, 2007	Aug. 27, 2006	Sept. 1, 2007	Aug. 26, 2006
Consumer Electronics	38%	41%	(1.6)%	8.4%
Home Office	31%	29%	9.8%	(0.7)%
Entertainment Software	16%	16%	9.3%	0.0%
Appliances	8%	7%	(7.1)%	(2.3)%
Services	6%	6%	5.3%	13.0%
Other[1]	1%	1%	n/a	n/a
Total	100%	100%	3.6%	3.7%

1The other category includes fees received from cardholder account activations that are deferred and recognized over time, resulting in revenue recognition that is not indicative of the volume of activations in the current period. Therefore, a comparable store sales metric is not meaningful for this revenue category.

During the second quarter of fiscal 2008, Best Buy’s comparable store sales gain was driven by higher revenue from computers, flat-panel televisions, video gaming and mobile navigation. These gains more than offset comparable store sales declines in tube and projection TVs, MP3 players and CDs.

Consumer electronics, which represented 38 percent of second-quarter revenue, posted a 1.6-percent decline in comparable stores sales. Within consumer electronics, flat-panel TVs experienced a double-digit comparable store sales gain due to effective promotions, higher volumes, improved assortments and the operation of more Magnolia Home Theater locations. Total television comparable store sales were stable as flat-panel TV growth was offset by declines in comparable store sales of projection and tube TVs. Mobile navigation products delivered a triple-digit comparable store sales gain, fueled by improved product features, usability and affordability. Offsetting these gains were comparable store sales declines from MP3 players and DVD players.

The home office category accounted for 31 percent of fiscal 2008 second-quarter revenue and experienced a 9.8-percent comparable store sales gain. The main driver of the gain was notebook computers, which delivered a solid double-digit comparable store sales increase. Best Buy has worked with manufacturers to create offerings that appeal to consumers’ growing interest in new ways to express themselves and their creativity, stay connected to others or manage their lives. The strong gain in notebook computers was partially offset by a double-digit comparable store sales decline in phones.

The entertainment software category, which comprised 16 percent of second-quarter revenue, increased 9.3 percent on a comparable store sales basis. A solid double-digit gain in comparable store sales of video gaming hardware, software and peripherals was partially offset by expected declines in CDs and DVDs.

Appliances, which totaled 8 percent of fiscal 2008 second-quarter revenue, had a comparable store sales decline of 7.1 percent for the quarter. Major appliances had a comparable store sales decline in the mid-single digits amid a slower U.S housing market. Despite the decline in comparable store sales for the revenue category, the company believes it continues to gain market share for appliances in this challenging environment.

The newly disclosed services category includes commissions from the sales of extended service contracts, revenue from services (computer, home theater and mobile audio related), product repair revenue and delivery and installation. This category accounted for 6 percent of second-quarter revenue. On a comparable store sales basis, the services product group increased 5.3 percent. The double-digit gain in computer and home theater services was driven by attachments to the sales of notebook computers and flat-panel TVs as well as effective promotions. These results were partially offset by a continuation of the decline in commissions from the sale of extended service contracts.

The newly disclosed other category consists of fees from credit card and related programs, which are provided by an outside financial institution, and revenue from the sales of products unrelated to the core business, such as food and beverages. This revenue category represented 1 percent of the revenue mix.

The company remains on track with new store opening plans for the year. During the second quarter, the company opened 20 U.S. Best Buy stores, including seven 45,000-square-foot stores, 12 30,000-square-foot stores and one 20,000-square-foot store. It also opened one Pacific Sales showroom and closed six Magnolia Audio Video locations as it evolves its high-end model toward custom consultation and design. At the end of the second quarter, the company operated 872 Best Buy stores, 15 Pacific Sales showrooms, 13 Magnolia Audio Video stores, and seven Geek Squad stand-alone stores in the United States. It also operated 126 Future Shop stores and 48 Best Buy stores in Canada, and 142 Five Star stores and one Best Buy store in China. For the trailing 12 months, the company opened 132 new stores and closed 19 stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Best Buy Furthers Strategic Relationships

During the second quarter of fiscal 2008, Best Buy acquired a minority shareholder position in The Carphone Warehouse Group PLC (CPW), Europe’s largest mobile communications retailer. Trading in the open market, Best Buy acquired nearly 3 percent of CPW’s total outstanding common shares for $183 million.

“This investment reaffirms our commitment to our strategic partnerships with The Carphone Warehouse,” Willett said.  “Best Buy and The Carphone Warehouse both are focused on creating superior customer experiences. CPW shares our passion and culture around customer excellence. Our relationship provides us with the opportunity to align with a best-in-class company that has complementary capabilities and expertise.”

As previously announced, Best Buy has entered into two strategic business relationships with CPW. First, the companies have agreed to partner in the rollout of Best Buy Mobile in up to 200 Best Buy stores in the United States. If successful, this relationship could extend into the other countries in which Best Buy has operations. Second, in March the companies worked together to begin offering home computing support services in London. Geek Squad services eventually could be offered throughout CPW locations in Europe, should the pilot in London demonstrate positive results.

Also in the quarter, Best Buy extended its strategic alliance with HSBC Finance Corporation’s card and retail services business. HSBC is responsible for managing Best Buy’s U.S. private label credit card and Reward Zone® MasterCard® programs. Best Buy’s relationship with HSBC began 15 years ago with the launch of the Best Buy-branded credit card for its U.S. customers. In 2006, the company introduced the Best Buy Reward Zone® program MasterCard® credit card, which rewards loyal Best Buy customers by providing automatic enrollment to the company’s popular Reward Zone program. The card enables consumers to accelerate the rate at which rewards are earned.

“Our new and expanded relationships with CPW and HSBC, along with our historical relationships with Virgin Mobile U.S.A. and Accenture, are great examples of how we are collaborating with industry leaders to improve the customer experience while creating options to increase shareholder value,” Jackson said.

Company Repurchases 56.8 Million Shares

On June 27, 2007, the company announced that its board of directors had approved the creation of a new, $5.5 billion share repurchase authorization. In conjunction with the new share repurchase authorization, the company announced a $3.0 billion accelerated share repurchase program (ASR). During the second quarter of fiscal 2008, Best Buy repurchased approximately 56.8 million shares of its common stock (1.1 million shares prior to the ASR and 55.7 million shares pursuant to the ASR). As a result, the company’s average diluted shares outstanding in the quarter declined to 456.2 million shares, down 8 percent versus the prior year’s period. Fiscal year-to-date, the company has repurchased 65.5 million shares.

The company’s updated earnings guidance assumes that its third-quarter and fourth-quarter weighted average diluted shares will be approximately 433 million for each period. The nine-month and fiscal-year weighted average diluted shares will be approximately 461 million and 454 million, respectively. The company’s estimated weighted average diluted shares include assumptions concerning the timing of the ASR’s conclusion, stock option exercises and movement in the company’s share price.

The company paid a dividend on July 31, 2007, of 10 cents per share, or $45 million in the aggregate, which was a 25-percent increase compared with the dividend per share paid in the prior year’s second quarter. As previously announced, the board of directors intends to increase the company’s next quarterly cash dividend to 13 cents per common share. The change is expected to be effective with the quarterly dividend which, if authorized, would be payable on Oct. 30, 2007 to shareholders of record as of Oct. 9, 2007.

Best Buy is scheduled to conduct a one-hour earnings conference call at 10 a.m. Eastern Time on Sept. 18, 2007. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 2, 2007. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through approximately 1,200 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	Sept. 1, 2007	Aug. 26, 2006	Sept. 1, 2007	Aug. 26, 2006
Revenue	$8,750	$7,603	$16,677	$14,562
Cost of goods sold	6,611	5,701	12,646	10,895
Gross profit	2,139	1,902	4,031	3,667
Gross profit %	24.4%	25.0%	24.2%	25.2%
Selling, general and administrative expenses	1,738	1,572	3,364	3,000
SG&A %	19.9%	20.7%	20.2%	20.6%
Operating income	401	330	667	667
Other income (expense)
Investment income and other	22	29	66	60
Interest expense	(23)	(8)	(30)	(16)
Earnings before income tax expense and minority interest	400	351	703	711
Income tax expense	144	121	257	247
Effective tax rate	36.3%	34.6%	36.7%	34.8%
Minority interest	(5)	—	(3)	—
Equity in income (loss) of affiliates	(1)	—	(1)	—
Net earnings	$250	$230	$442	$464

Earnings per share
Basic	$0.56	$0.48	$0.96	$0.96
Diluted[1]	$0.55	$0.47	$0.94	$0.94

Dividends declared per common share	$0.10	$0.08	$0.20	$0.16

Weighted average common shares outstanding (in millions)
Basic	444.1	482.0	461.5	483.3
Diluted[1]	456.2	496.5	473.8	498.4

1                   The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 and $1.7 for the three months ended Sept. 1, 2007, and Aug. 26, 2006, respectively, and $2.9 and $3.4 for the six months ended Sept. 1, 2007, and Aug. 26, 2006, respectively.

–Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	Sept. 1,	Aug. 26,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$1,390	$1,104
Short-term investments	121	1,564
Receivables	554	483
Merchandise inventories	4,650	4,049
Other current assets	733	687
Total current assets	7,448	7,887
Net property & equipment	3,118	2,787
Goodwill	1,053	1,010
Tradenames	93	83
Equity and other investments	200	306
Other assets	325	334
TOTAL ASSETS	$12,237	$12,407

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,312	$3,858
Accrued liabilities	1,778	2,012
Short-term debt	1,357	77
Current portion of long-term debt	20	419
Total current liabilities	7,467	6,366
Long-term liabilities	751	392
Long-term debt	600	184
Minority interests	38	31
Shareholders’ equity	3,381	5,434
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$12,237	$12,407

Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on previously reported total assets, liabilities or shareholders’ equity.

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